Exhibit 99.1

Innovative Solutions & Support, Inc. Announces Significant Increase in First Quarter Fiscal 2022 Revenues and Earnings

Board Promotes Dr. Shahram Askarpour from President to CEO to Continue Successful Implementation of Corporate Strategy

All Mourn Recent Loss of Founder Geoff Hedrick

02/09/2022

EXTON, Pa.--(BUSINESS WIRE)-- Innovative Solutions & Support, Inc. (“IS&S” or the “Company”) (NASDAQ: ISSC) today announced its financial results for the first quarter of fiscal year 2022, which ended December 31, 2021.

For the first quarter of fiscal 2022, the Company reported net sales of $6.7 million, up 38% as compared to $4.9 million in the first quarter a year ago. The Company reported a 372% increase in net income to $1.1 million, or $0.07 per share, compared the first quarter of fiscal 2021.

Shahram Askarpour, Chief Executive Officer, said, “Our first quarter was a solid start to the year, with 38% year-over-year revenue growth, gross margins reaching a recent high of 59% and a near quadrupling of net income. Operating expenses were down significantly as a percentage of revenues, demonstrating the leverage in our business model. Cash flow from operations was also solid, further increasing our cash balance and strengthening our financial position.

“I want to express my gratitude to the Board of Directors for their confidence in me. Geoff and I worked side-by-side for over 18 years, and he will be deeply missed. As a mentor, Geoff prepared me to take on the leadership of the organization. My goal is to stay the course that Geoff and I jointly developed over the past few years with a focus on developing and marketing innovative products that address unmet market needs and deliver strong value to our customers. I want to thank the many loyal and dedicated IS&S employees who are committed to pursuing our enduring vision to deliver what we believe to be the best price-for-performance products in the market.”

Statement from the Board of Directors

The Board of IS&S mourns the loss of our dear friend and colleague, Geoff Hedrick, and our deepest sympathies remain with Geoff’s immediate and extended IS&S family. Geoff dedicated his entire professional career to advancing the state-of-the-art and safety of avionics systems and flight controls. His extensive innovations involved altimetry, flight deck display systems and, most recently, a full-regime autothrottle for turboprops. Leading publications such as Flying Magazine and organizations such as the AOPA recognized Geoff’s significant contributions to the industry. Several of Geoff’s innovations have proven truly transformational and have directly benefitted air travel. We will miss his unique vision, tenacity and humor.

Dr. Shahram Askarpour has been promoted to Chief Executive Officer and elected to the Board of Directors with our full faith, confidence and support. Shahram started with IS&S as Vice President of Engineering in 2003 and was promoted to President in 2012. For almost two decades, Shahram worked closely with Geoff, fully engaged in managing the business while contributing to numerous key innovations fueling IS&S’ success. Most recently, he is a named inventor for the signal processing technology behind IS&S’ new ThrustSense autothrottle, adding to his numerous existing aviation patents. Prior to IS&S, Shahram held technical and managerial positions with Smiths Aerospace and Marconi Avionics. While Geoff’s loss is immeasurable, IS&S is fortunate to have experienced, long-tenured leadership and a robust portfolio of industry-unique products. We feel extremely privileged to have the continuity of leadership provided by Shahram and his team and are confident IS&S will continue to execute on the industry-unique products and market opportunities that it enjoys.

Cash Flow, New Orders and Backlog

The Company’s cash on hand increased to $9.7 million at December 31, 2021, from $8.3 million at the end the latest fiscal year end. Net cash flows from operating activities were $1.5 million in the first quarter.

New orders in the first quarter of fiscal 2022 were approximately $3.8 million and backlog as of December 31, 2021, was $6.2 million. Backlog increased from $4.2 million at the end of the first quarter of fiscal 2021. Backlog excludes potential future sole-source production orders from the Pilatus PC-24, Textron King Air and the KC-46A programs, which the Company expects to remain in production for approximately a decade. The Company expects that these contracts will add to production sales already in backlog.

Conference Call

The Company will be hosting a conference call on Thursday, February 10, 2022, at 10:00 a.m. ET to discuss these results and the Company’s business outlook and product development. Please use the following dial in number to register your name and company affiliation for the conference call: 877-270-2148 and ask to be joined into the Innovative Solutions & Support call. The call will also be carried live on the Investor Relations page of the Company web site at www.innovative-ss.com.

About Innovative Solutions & Support, Inc.

Headquartered in Exton, Pa., Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator that designs and manufactures flight guidance and cockpit display systems for Original Equipment Manufacturers (OEMs) and retrofit applications. The company supplies integrated Flight Management Systems (FMS), Auto-Throttle Systems and advanced GPS receivers for precision low carbon footprint navigation.

Certain matters contained herein that are not descriptions of historical facts are “forward-looking” (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflects management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Innovative Solutions and Support, Inc.
Consolidated Balance Sheets

	December 31,	September 30,
	2021	2021
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$9,705,993	$8,265,606
Accounts receivable	3,721,216	4,046,337
Inventories	4,606,475	4,545,392
Prepaid expenses and other current assets	881,478	833,076
Total current assets	18,915,162	17,690,411
Property and equipment, net	8,131,449	8,143,483
Deferred income taxes	832,524	1,063,822
Other assets	181,655	188,284
Total assets	$28,060,790	$27,086,000

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$500,464	$623,620
Accrued expenses	1,435,528	1,431,115
Contract liability	335,854	417,504
Total current liabilities	2,271,846	2,472,239
Non-current deferred income taxes	25,214	28,680
Total liabilities	2,297,060	2,500,919
Commitments and contingencies
Shareholders' equity
Preferred stock, 10,000,000 shares authorized, $.001 par value, of which 200,000 shares are authorized as Class A Convertible stock. No shares issued and outstanding at December 31, 2021 and September 30, 2021	$-	$-
Common stock, $.001 par value: 75,000,000 shares authorized, 19,342,823 issued at December 31, 2021 and September 30, 2021	19,343	19,343
Additional paid-in capital	51,862,686	51,817,095
(Accumulated deficit)	(4,749,762)	(5,882,820)
Treasury stock, at cost, 2,096,451 shares at December 31, 2021 and September 30, 2021	(21,368,537)	(21,368,537)
Total shareholders' equity	25,763,730	24,585,081
Total liabilities and shareholders' equity	$28,060,790	$27,086,000

Innovative Solutions and Support, Inc.
Consolidated Statements of Operations
(unaudited)

	Three months ended
	December 31,
	2021	2020
Net sales	$6,695,778	$4,869,652

Cost of sales	2,728,057	2,303,829

Gross profit	3,967,721	2,565,823

Operating expenses:
Research and development	736,525	600,298
Selling, general and administrative	1,806,982	1,733,154
Total operating expenses	2,543,507	2,333,452

Operating income	1,424,214	232,371

Interest income	96	879
Other income	16,238	16,392
Income before income taxes	1,440,548	249,642

Income tax expense	307,490	9,497

Net income	$1,133,058	$240,145

Net income per common share:
Basic	$0.07	$0.01
Diluted	$0.07	$0.01

Weighted average shares outstanding:
Basic	17,246,372	17,214,384
Diluted	17,246,372	17,216,287